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                                                                     EXHIBIT 3.3

                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 04:14 PM 09/25/2000
                                                          001483384 - 3293263

                          CERTIFICATE OF INCORPORATION

                                       OF

                          MOVIE GALLERY FINANCE, INC.

      FIRST: The name of the Corporation is Movie Gallery Finance, Inc. (the "Corporation").

      SECOND: The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, DE 19808. The registered agent of the Corporation at that address is Corporation Service Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the Corporation's activities shall be confined to the management and maintenance of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in, and in such manner as to qualify for exemption from income taxation under, Section 1902(b) (8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

      FOURTH: The Corporation shall have authority to issue 1,000 (one thousand) shares of common stock, having a par value of $1.00 (one dollar) per share.

      FIFTH: The Corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by section 145 of the Delaware General Corporation Law, as amended from time to time, or any successor provision of Delaware law.

      SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful dividend payments or stock purchases or redemptions under section 174 of the Delaware General Corporation Law (or any successor

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provision of Delaware law), or (iv) any transaction from which the director derived an improper personal benefit; and the directors of the Corporation shall be entitled, to the full extent permitted by Delaware law, as amended from time to time, to the benefits of provisions limiting the personal liability of directors.

      SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the By-Laws of the Corporation. The directors need not be elected by ballot unless required by the By-Laws of the Corporation.

      EIGHTH: Meetings of the stockholders will be held within the State of Delaware. The books of the Corporation will be kept (subject to the provisions contained in the General Corporation Law) in the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the Corporation.

      NINTH: In the furtherance and not in limitation of the objects, purposes and powers prescribed herein and conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the By-Laws.

      TENTH: The Corporation reserves the right to amend or repeal any provision contained in the Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

      ELEVENTH: The Corporation shall have no power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would cause the Corporation to lose its status as a corporation exempt from the Delaware Corporation income tax under Section 1902 (b) (8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law, or
(ii) to conduct any activities outside of Delaware which could result in the Corporation being subject to tax outside of Delaware.

      TWELFTH: The name and mailing address of the Incorporator is Kimberlee A. Poteet, 300 Delaware Avenue, 9th Floor - DE 5403, Wilmington, Delaware 19801.

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      THIRTEENTH: The powers of the incorporator shall terminate upon election of directors.

      I, THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 25th day of September, 2000.

                                        /s/ Kimberlee A. Poteet
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                                        Kimberlee A. Poteet
                                        Incorporator